          ASSIGNMENT

I, Ronald S. Tucker, on behalf of the undersigned, do hereby assign and transfer to Tensleep Financial Corporation $400,000 of that Convertible Promissory Note of EPIC Corporation, Dated January 4, 2008 in the amount of $500,000.

Date: March 31, 2008

R Tucker & Associates, Inc.

  /s/Ronald S. Tucker
By: _______________________________
Ronald S. Tucker, President

Note:

 In exchange for this assignment, Tensleep Financial Corporation issued a Convertible Promissory Note in the amount of $400,000.